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                                                                       Exhibit D

                            STOCK PURCHASE AGREEMENT

         This Stock Purchase Agreement is dated as of September 29, 1998 and is by and between Cytec Industries Inc., a Delaware corporation ("Cytec") and The Newton Fund L. P., a California limited partnership ("Seller").

         In consideration of the premises and the representations, warranties and agreements herein contained, the parties hereto agree as follows:

         Section 1. Cytec hereby purchases from Seller and Seller hereby sells to Cytec 68,000 shares of common stock, par value $.01 per share (the "Shares"), of The American Materials & Technologies Corporation ("AMTK") for $378,250 in cash subject to the other party having satisfied its obligations in this Section 1.

         (a) Seller will deliver the Shares to Cytec on or before September 30, 1998 via DWAC transfer to Fahnestock & Co.'s account at the Depository Trust Company, Account 0571 for the account of Cytec, account A69-2048356.

         (b) Cytec will pay Seller $378,250 in cash by wire transfer on October 1, 1998 to Seller's account identified below:

                          Citibank, N.A.
                          111 Wall Street
                          New York, NY   10043
                          ABA 021000089
                          For the benefit of Charles Schwab & Co., account
                              no. 40553953 for the account of The Newton Fund, L.P., account no. 66633011.

         (c) Seller will deliver to Cytec on or before October 1, 1998 an irrevocable proxy in the form of Exhibit A hereto to vote the Shares at the Special Meeting of shareholders of AMTK to be held on October 9, 1998 and at any adjournment thereof (the "Special Meeting").


         Section 2.  Seller represents and warrants:

         (a) that it owns the Shares represented by the Certificate free and clear of all liens, claims or encumbrances and that there are no voting trusts, voting agreements or similar understandings applicable to such Shares other than as set forth in this Agreement.



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         (b)              that it has the requisite power and authority to enter
                  into this Agreement and to carry out its obligations hereunder and that the execution, delivery and performance of this Agreement by Seller do not violate Seller's charter documents, bylaws or any other agreement to which Seller is a party.


         Section 3. Cytec represents and warrants that it has the requisite power and authority to enter into this Agreement and to carry out its obligations hereunder and that the execution, delivery and performance of this Agreement by Cytec do not violate Cytec's charter documents, bylaws, or any other agreement to which Cytec is a party.

         In Witness Whereof, the parties hereto have executed this Agreement as of the day and year first above written by their duly authorized officers.


                                     CYTEC INDUSTRIES INC.


                                     By /s/ T.P. Wozniak
                                        ------------------------
                                        T. P. Wozniak, Treasurer


                                     THE NEWTON FUND L. P.

                                     By /s/ Andrew Greenthal
                                        ------------------------
                                        General Partner



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                                                                       EXHIBIT A

IRREVOCABLE PROXY

         (a) Seller hereby irrevocably grants to, and appoints, Cytec Industries Inc. ("Cytec") and David Lilley, President and Chief Executive Officer of Cytec, Edward F. Jackman, Vice President, General Counsel and Secretary of Cytec, and James P. Cronin, Executive Vice President and Chief Financial Officer of Cytec, in their respective capacities as officers of Cytec, and any individual who shall hereafter succeed to any such office of Cytec, and each of them individually, Seller's proxy and attorney-in-fact (with full power of substitution), for and in the name , place and stead of Seller, to vote 68,000 shares of common stock par value $.01 per share of The American Materials & Technologies Corp ("AMTK") beneficially owned by Seller (the "Shares"), or grant a consent or approval in respect of such Shares in each case for which the record date for such vote, consent or approval is prior to the date the sale of Shares to Cytec is recorded on the transfer books of AMTK, including, but not limited to a proxy to vote such Shares for approval and adoption of the Agreement and Plan of Merger dated July 8, 1998, as amended, among Cytec, CAM Acquisition Corp. and AMTK at the Special Meeting of shareholders of AMTK to be held on October 9, 1998 and any adjournment thereof. The Shares were on August 31, 1998 held in a brokerage account at Charles Schwab & Co. (Acct No.66633011) and Seller agrees to take all action necessary to cause Charles Schwab & Co. to effect the terms of this irrevocable proxy.

         (b) Seller represents and warrants to Cytec that any proxies heretofore given in respect of the Shares are not irrevocable and are hereby revoked.

         (c) Seller hereby affirms that the irrevocable proxy set forth herein is given in connection with the sale and purchase of the Shares. Seller hereby further affirms that this irrevocable proxy is coupled with an interest and may under no circumstances be revoked. Seller hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212(e) of the Delaware General Corporation law.


                                            THE NEWTON FUND L. P.

                                            By
                                               -----------------------
                                                   General Partner